Exhibit 10.1

SEPARATION AGREEMENT, WAIVER AND GENERAL RELEASE

This Agreement sets forth the entire agreement and understanding which has been reached relative to the cessation of your (William J. Mullaney) employment with MetLife Group, Inc. (“MetLife”). This Agreement has been reviewed by the MetLife, Inc. Compensation Committee (the “Committee”) and the Committee has approved its terms, which is a condition of its taking effect. It is fully agreed and understood as follows:

1. As a material inducement to MetLife to enter into this Agreement, you agree for yourself and your relatives, heirs, executors, administrators, successors, and assigns that you hereby fully and forever release and discharge MetLife, its parents, subsidiaries, affiliates, and agents and its past, present, and future directors, officers, and employees, agents, representatives, employee benefit plans or funds and the fiduciaries thereof, successors, and assigns of each (collectively, “the Company”) from any and all claims, charges, demands, actions, liability, damages, sums of money, back pay, attorneys’ fees, or rights of any and every kind or nature which you ever had, now have or may have, whether known or unknown, against the Company arising out of any act, omission, transaction, or occurrence up to and including the date you execute this Agreement including, but not limited to, (i) any claim arising out of or related to your employment by the Company or the discontinuance thereof, (ii) any claim of employment discrimination, harassment or retaliation under, or any alleged violation of, any federal, state, or local fair employment practice or benefits law, rule, regulation, executive order, or ordinance, including but not limited to the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act, (iii) any alleged violations of any duty or other employment-related obligation or other obligations arising out of contract, tort, tortious course of conduct, libel or slander, defamation, public policy, law, or equity, and (iv) any expectation, anticipation, right, or claim to incentive compensation under any Company incentive compensation plan, including but not limited to the MetLife Annual Variable Incentive Plan, and, except as otherwise specifically stated in this Agreement, the MetLife, Inc. 2005 Stock and Incentive Compensation Plan, the MetLife, Inc. 2000 Stock Incentive Plan, and the Long Term Performance Compensation Plan. To the extent that you are a director, trustee, or officer of any Company entity or any Company affiliate, or are a member of the MetLife, Inc. Executive Group or any committee of the Company or any Company affiliate, you hereby resign from such capacity effective immediately upon the Effective Date, as later defined, and agree to execute any additional, more specific resignation document the Company may request. You acknowledge that, prior to your execution of this Agreement, you have been fully informed that your employment is being discontinued due to job elimination related to a business reorganization, and that any and all claims arising from this discontinuance are included in this release. This Agreement does not affect any rights that you may have arising out of events that occur after you have executed this Agreement or affect any benefits or rights that vested prior to your execution of this Agreement under employee benefit plans governed by ERISA. Your rights regarding any awards under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan or the MetLife, Inc. 2000 Stock Incentive Plan will be governed by the terms of any written award agreement into which you entered under the applicable plan.

2. In consideration for the release set forth in Section 1 of this Agreement and the other promises and terms contained in this Agreement, MetLife agrees:

a) to pay you the sum of $650,000 (Six Hundred Fifty Thousand Dollars) less all applicable federal, state and local tax withholding. MetLife will make this payment on the later of (i) June 1, 2012, or (ii) six (6) months after your date of discontinuance (or on the next available payroll date following that period), in each case so long as the Effective Date has occurred by that time. If your “separation from service” as defined under U.S. Internal Revenue Code Section 409A is different from your date of discontinuance, your “separation from service,” rather than your date of discontinuance, will be used to determine the date by which payment will be made.

b) to provide you with outplacement services described more fully in Exhibit A to this Agreement, which you may begin to use as soon as you choose on or after the Effective Date.

c) to confer on you the benefits of being “Bridge Eligible,” as, to the extent provided under, and subject to the terms and conditions of the applicable Company benefit plans, including provisions regarding amendment and termination of those plans.

d) to confer on you the benefits of being “Rule of 70 Eligible,” as, to the extent provided under, and subject to the terms and conditions of the applicable Company benefit plans, including provisions regarding amendment and termination of those plans.

You acknowledge that the payments and services provided for above exceed any sums to which you would otherwise be entitled under any policy, plan, and/or procedure or any agreement with the Company, and that they represent full and complete consideration for the release you are giving the Company in this Agreement. Further, neither this Agreement nor the payment and benefits to be provided pursuant to this Section 2 in any way constitutes an admission on the part of the Company as to the violation of any law or any obligation to you.

3. You will continue to be employed until your date of discontinuance, which will be March 31, 2012, unless it ends earlier due to your death. Until that date, your job duties will include providing information, consultation, and advice from time to time to the Chief Executive Officer of MetLife, Inc. (the “CEO”) or other MetLife, Inc. management at the direction of the CEO or his designee, and such other duties as the CEO determines and advises you. The matters on which you may be asked to consult may include, but not necessarily be limited to, performance management matters such as the evaluation, ranking, and ratings of those employees who reported to you during 2011 and others, and documentation in support of or providing a rationale for such matters. During the remainder of your employment, you will be subject to the same duties of loyalty and confidentiality that you owed the Company immediately prior to the Effective Date of this Agreement.

Assuming that you remain employed through February 28, 2012, you will be eligible to receive long-term stock-based incentive awards for 2011 performance at the discretion of the Committee. Assuming that you remain employed through March 15, 2012, you will be eligible to receive an annual cash incentive award for 2011 performance at the discretion of the Committee. Assuming that MetLife, Inc. management determines that all aspects of MetLife, Inc.’s financial performance are at least at the level called for by MetLife, Inc.’ s 2011 business plan, MetLife, Inc. management will recommend to the Committee that you be paid an annual cash incentive award of $1,500,000 (One Million Five Hundred Thousand Dollars) and long-term stock-based awards with a compensation valuation of approximately $1,800,000 (One Million Eight Hundred Thousand Dollars] (less withholding for taxes and other required items), using the same compensation valuation methodology to determine the number of stock options and/or performance shares and/or restricted stock units (or other form of award) as is used for MetLife, Inc. executives’ awards for 2011 performance generally.

4. You agree, except for the provision of information to governmental agencies or self-regulatory organizations, or as required by subpoena, that neither you nor your agents, attorneys, or representatives will publish, publicize, or reveal any confidential Company information obtained by you, your agents, attorneys, or representatives that relates to your employment with the Company or (subject to the following sentence of this Agreement) the cessation of your employment with MetLife. You further agree, except for the provision of information to governmental agencies or self-regulatory organizations, or as required by subpoena, that neither you nor your agents, attorneys, or representatives will publish, publicize, or reveal any Company information obtained by you, your agents, attorneys, or representatives that relates to: (i) any claims that were raised or could have been raised in any action as of the date you execute this Agreement, or (ii) the facts underlying any such claims. Although you are not precluded from participating in an investigation or from filing a charge with the Equal Employment Opportunity Commission (EEOC) or other governmental agency relating to your employment or the termination thereof, you acknowledge that by executing this Agreement you waive all rights to recover any relief regarding any such claims.

You agree that, through the date of the payment provided in Section 2(a) of this Agreement, you will not make statements that damage, disparage or otherwise diminish the reputation and business of the Company. Statements made verbally, in writing, or electronically are covered by this agreement. You may make truthful statements that are compelled by a court of law or otherwise authorized pursuant to legal or administrative process without violating this agreement. MetLife, Inc. agrees that, through the date of the payment provided in Section 2(a) of this Agreement, it will require its officers not to make statements at any time that damage, disparage or otherwise diminish your reputation or business interests.

Notwithstanding the other terms of this Section, you may provide a prospective employer with information concerning your former title, salary, job responsibilities and qualifications. You may also state that your job was eliminated due to a business reorganization.

Notwithstanding the other terms of this Section, you agree to cooperate with MetLife or its counsel to provide information and/or testimony in connection with any investigations, administrative proceedings or litigations in which the Company is a party or has an interest. If requested, you agree to meet with a Company representative and/or the Company’s counsel to truthfully and fully provide all knowledge and information you have pertaining to the subject matter of any such proceeding.

You represent and agree that you have delivered or will deliver to your Company manager (or other person designated by MetLife to receive these items) all Company property, information, documents, and other materials (including but not limited to memoranda, correspondence, reports, records, transcripts, notes, records of conversations, keys, computer and other equipment, and identification cards), in whatever form or medium (including papers, e-mail, disks, tapes, and any and all electronic storage), including all duplicates, copies, or versions, concerning or in any way related to the business affairs or operations of the Company, interaction by or among employees, customers, vendors, or other associates of the Company, or your job duties, responsibilities, assignments, or actions on behalf of or in furtherance of the interests of the Company, that are in your custody, possession, or control (“Company Material”). Company Material does not include documents you received from an authorized representative of the Company solely regarding your employment relationship with the Company (e.g., summary plan descriptions, performance evaluations, benefits statements), any policy or product purchased by you or on your behalf from the Company, or securities of the Company held by you, or other documents you are entitled by law to retain. You represent that you have conducted a diligent search for all Company Material prior to executing this Agreement. You represent that after delivering to your manager a copy of any Company Material stored electronically on any of your personal hard drives or other non-portable electronic storage devices that you destroyed such Company Material stored on such devices, and that you have not knowingly retained any Company Material in any form. You agree that if you discover or receive any Company Material you will return such Company Material to your former Company manager (or other person designated by MetLife to receive these items, or if either person is no longer employed by the Company, to the MetLife Human Resources Services Center, 500 Schoolhouse Road, Johnstown, PA 15904) within 48 hours of such discovery.

By executing this Agreement, you acknowledge that the Company has paid you all the salary and wages it owes you (including any incentive compensation), that you have been provided with any and all leaves of absences (including those under the Family and Medical Leave Act or other law) that you have requested or to which you were entitled, and that you have had the opportunity prior to signing this Agreement to raise to the Company any concerns or complaints about these or any other matters regarding your employment and have done so.

5. This Agreement may be used as evidence only in an action to enforce this Agreement, and may not be used for any other purpose. In the event you are served with a subpoena or a request by a governmental agency or self-regulatory organization calling for the disclosure of any information concerning MetLife, you agree to give MetLife ten (10) days written notice in advance of disclosing this Agreement or any information concerning MetLife by mailing to MetLife’s Law Department located at 1095 Avenue of the Americas, New York, NY 10036, Att. Office of the General Counsel, a copy of any such legal demand for such information (or, if you are required to disclose this Agreement or any information concerning MetLife in less than ten (10) days, by overnight delivery to be delivered to the same address in advance of disclosing this Agreement or any information concerning MetLife).

6. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of any other provision of this Agreement.

7. If your employment is not discontinued by April 1, 2012, this Agreement will automatically be null and void. Your date of discontinuance will not be affected by your application for, receipt of, or appeal from any denial of disability benefits.

8. You acknowledge that MetLife has advised you in writing that you have had at least twenty-one (21) days in which to review this Agreement and fully consider its terms prior to signing it, and that the changes made since you were originally provided a separation agreement offer (including but not limited to the changes made to your employment status and to management’s anticipated compensation recommendations in Section 3) did not restart the running of the twenty-one (21) day period for you to review the Agreement and fully consider its terms prior to signing it. You further acknowledge that MetLife had advised you in writing that you should consult with legal counsel prior to signing this Agreement. You fully understand the significance of all of the terms and conditions of this Agreement. You are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein. You may accept this Agreement by fully executing it and returning it to MetLife in accordance with the return instructions provided with this Agreement within twenty-one (21) days after the date you receive it. After you have executed this Agreement, you will have seven (7) days to revoke this Agreement, which you may do in writing either by e-mail to HRSC_MPTA@metlife.com or by fax to (908) 552-2441, in either case received by MetLife within seven (7) days following the date on which you executed this Agreement. This Agreement will become effective on the eighth (8th) day following your execution of this Agreement (the “Effective Date”), provided you have not revoked it. In the event that you do not accept this Agreement as set forth above, or in the event that you revoke this Agreement prior to its Effective Date, this Agreement, including but not limited to the obligation of MetLife to make any payment or provide any benefit pursuant to Section 2, shall automatically be null and void.

9. You affirm that this Agreement has been executed voluntarily by you, and may not be changed except in a writing that specifically references this Agreement and that is signed by you and an officer of MetLife. With the exception of any Agreement to Protect Corporate Property that you may have executed, or written award agreement under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan or the MetLife, Inc. 2000 Stock Incentive Plan into which you may have entered during your employment with the Company, which remain in full force and effect, this Agreement constitutes the full understanding between us regarding your discontinuance and your employment until your date of discontinuance, although in the event of any inconsistency between the terms of this Agreement and of the Summary Plan Description of the MetLife Plan for Transition Assistance for Officers, the terms of the Summary Plan Description shall govern. The definitions in that Summary Plan Description will be used for any capitalized terms used in this Agreement that is not defined in this Agreement. You affirm that no other promises, representations or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement.

/s/ William J. Mullaney	12/16/11
Signature WILLIAM J. MULLANEY	Date

MetLife Group, Inc.

By:	/s/ Frans Hijkoop	12/22/11
	Frans Hijkoop Executive Vice President and Chief Human Resources Officer	Date

EXHIBIT A TO
SEPARATION AGREEMENT, WAIVER AND GENERAL RELEASE

SIGNATURE 12 MONTH PROGRAM — Senior Vice President & Executive Vice President (Grade 36+)

The Signature Program addresses the needs of the Senior Executive and is a comprehensive level of service that consists of leading from a job loss situation to a career gain outcome, self-employment, consulting, board assignment or bridging the gap to retirement.

•	Dealing with change and job transition.

•	Clarifying goals and testing them against the reality of the marketplace.

•	Developing skills and strategies to conduct a successful career progression campaign.

•	Obtaining the right new opportunity as soon as possible.

•	Understanding techniques for effective career planning and management in the future.

Mullin & Associates/Lincolnshire International consultants individually advise and assist the Senior Executive throughout the program. A four-step process helps to ensure the most positive impact of our services. In each case all work is tailored to the needs of the Senior Executive.

ASSESS	The specific situation; each campaign begins with a thorough assessment of career, lifestyle, values, family and financial issues.

PLAN	Provide a professional resume, bio and templates for other personalized marketing materials. Goals and specific actions including a jointly developed marketing plan consistent with clearly defined objectives.

IMPLEMENT	Action plans. Provide specialized resources in an organized, flexible and practical framework. Includes Mullinonline™ and OneSource. OneSource™ is an online database for company research. More information can be found on our website at www.mullinassociates.com

EVALUATE	The impact of actions taken to achieve goals. Adjust as necessary based upon job market reaction and new opportunities identified.

• All Individualized, Unlimited One-On-One Consulting with an Assigned Primary Senior Consultant For 12 Months

• Private Office Space for 12 Months

• Dealing with Change

• Weekly Strategy Meetings

• In-Depth Self & Career Assessment

• Communication Strategies/Reason For Leaving & Positioning Statement

• Industrial Psychological Testing/Feedback

• Professional Competencies & Strength’s Identification/Asset Analysis

• Unlimited Individual Consulting

• Financial Planning

• Written and Verbal Resume Development

• Bio Development

• Entrepreneurial Assessment/Direction (Option)

• Assessing the Marketplace

• Clarification of Career Goals & Strategy Development

• Marketing Plan/Personalized Marketing Tools

• Interview Preparation/Taping/Critique

•    Consistent Feedback on Career Direction

•    Proactive Campaign Support

•    Exploration of Options

•    Job Negotiation Strategy

•    Board Track (Option)

•    New Job Assimilation Coaching

•    In-House Seminars

•    Senior Roundtables

•    Appropriate Manual & Written Materials

•    Career Pathing — A proactive 18-month career coaching program that starts once the professional has accepted a new position.

•    Administrative Support

•    Dedicated Researcher

•    Directories/Research Mullinonline™, OneSource™

•    Access To Over 200 Lincolnshire Offices Globally

•    Spousal /Partner Support

•    Domestic/International Telephone

•    Personalized Voice Mail

•    Use Of Computers, Fax, Copiers

•    Word Processing

Our candidate to consultant ratio in an Executive Program is 12:1 allowing Individualized consulting